EXHIBIT 10.1









                                 TBC CORPORATION


                            EXECUTIVE RETIREMENT PLAN





























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   ARTICLE I - DEFINITIONS

   The following terms, as used herein and designated by initial capital letters, have the meanings stated below:

         1.1 Actuarial Equivalent. The term "Actuarial Equivalent" means equality in value of the aggregate amounts to be received under different forms of payment based upon the following mortality and interest rate assumptions:

         Mortality Table:   1971 Group Annuity Mortality Table Projected by
                            Scale D to 1975, using a unisex rate that is 25% male and 75% female as to employees and 75% male and 25% female for all former employees.

         Interest Rate:     6.5%

   Notwithstanding the above, when determining the Actuarial Equivalent of a Participant's Supplemental Benefit for purposes of calculating a lump-sum payment, the applicable mortality table and interest rate provided in
   Section 417(e)(3) of the Internal Revenue Code of 1986, as from time to time hereafter amended, will be used in lieu of the mortality table and interest rate described above.

         1.2 Committee. The term "Committee" means the Compensation Committee of the Board of Directors of TBC.

         1.3 Compensation. For purposes of calculating a Participant's Supplemental Benefit, the term "Compensation" means the aggregate of his compensation by way of salary, incentive compensation, compensation deferred pursuant to an agreement between TBC or its subsidiary and the Participant, compensation subject to income tax which has been deferred by virtue of a plan or arrangement made by TBC, its subsidiary or the Participant, grants of restricted stock and grants of stock options (to the extent of any excess of market value over option price on the date of grant) without reduction, in the case of restricted stock and stock options, by reason of any restrictions or limitations upon the availability or exercisability thereof.

         1.4 Disability. The term "Disability" means a physical or mental imparity that entitles the Participant to disability benefits under the federal Social Security laws. In addition, the Participant must provide the Committee with satisfactory evidence that the Participant is receiving or has been approved to receive disability benefits under the federal Social Security laws.

         1.5 401(k) Plan. The term "401(k) Plan" means the TBC Corporation 401(k) Savings Plan, originally effective as of January 1, 1994, as it may be amended from time to time.

         1.6 Normal Retirement Date. The term "Normal Retirement Date" means the first day of the month immediately following the date on which the Participant attains age 65 or, if later, the date on which the Participant completes five (5) years of participation in the Plan.






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            1.7   Participant. The term "Participant" means a highly paid
   employee of TBC or any of its subsidiaries selected by the Committee to participate in the Plan.

         1.8 Plan. The term "Plan" means TBC's Executive Retirement Plan, as stated herein and as it may be amended from time to time.


         1.9 Supplemental Benefit. The term "Supplemental Benefit" means the pension benefit provided under the terms of the Plan, as set forth in
   Article IV.

         1.10 TBC. The term "TBC" means TBC Corporation, a Delaware corporation, and its successors.

         1.11 Year of Service. The term "Year of Service" shall mean each twelve-month period in which the Participant is employed by TBC or any of its subsidiaries. In addition, the Committee may grant a Participant Years of Service for periods of time prior to the Participant's employment with TBC or a subsidiary, if applicable.




   ARTICLE II - GENERAL

         2.1 Purpose and Effective Date. The Plan is hereby established by TBC. The Plan is intended to be unfunded and to provide supplemental pension benefits to certain highly paid employees of TBC and its subsidiaries.

         2.2 Plan Administration. The Plan shall be administered by the Committee. The Committee, in its sole discretion, shall determine all matters relating to Plan benefits and to the computation and payment thereof.

         2.3 Applicable Laws. The Plan will be construed and administered in accordance with the laws of the State of Tennessee to the extent that such laws are not preempted by the laws of the United States of America.

         2.4 Gender and Number. For simplicity of expression and where appropriate to the context, a reference to one gender shall be deemed to include the other. Also, words in the singular shall include the plural, and words in the plural shall include the singular.





   ARTICLE III - PARTICIPATION

         3.1 Eligibility to Participate. Effective as of any date selected by it, the Committee may designate any employee to be a Participant in the Plan.

         3.2 Participation not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained





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   in the employ of TBC or any of its subsidiaries nor give any person any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the terms of the Plan.


   ARTICLE IV - AMOUNT OF SUPPLEMENTAL BENEFIT


         4.1 Normal Retirement Benefit. If a Participant has completed at least 25 Years of Service, the Participant's Supplemental Benefit, when expressed as an annual single life annuity payable at the Participant's Normal Retirement Date, is equal to:

               (a) 40% of the average of the three (3) highest consecutive calendar years of the Participant's Compensation within the last ten
         (10) completed calendar years during which the Participant received any Compensation, reduced by

               (b) an amount, expressed as a single life annuity with annual payments beginning at the Participant's Normal Retirement Date, which is Actuarially Equivalent (using the applicable mortality table and interest rate used for purposes of determining lump-sum payments) to the Participant's account balance in the 401(k) Plan attributable to contributions made by TBC or its subsidiaries (other than 401(k) elective deferral contributions or company matching contributions).

         4.2   Reduction in Benefit for Failure to Complete 25 Years of
   Service.   If the Participant has not completed at least 25 Years of
   Service, the Participant's Supplemental Benefit shall be the result derived by multiplying the amount determined in Section 4.1, above, by a fraction (not to exceed 1), the numerator of which is the Participant's Years of Service and the denominator of which is 25.


         4.3   Termination of Employment Due to Disability.  Notwithstanding
   Section 4.2, if a Participant terminates employment with TBC and its subsidiaries because the Participant has incurred a Disability, the amount of the Participant's Supplemental Benefit shall be the benefit described in Section 4.1 multiplied by a fraction (not to exceed 1), the numerator of which is the Years of Service the Participant would have had if he had continued to be employed by TBC or its subsidiaries until his Normal Retirement Date and the denominator of which is 25.

         4.4 Adjustment of Benefit for Early Payment. Notwithstanding Sections 4.1, 4.2 or 4.3, if a Participant begins to receive payment of his Supplemental Benefit before his Normal Retirement Date, the Participant's Supplemental Benefit shall be the amount determined under











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   Section 4.1, 4.2 or 4.3, as applicable, multiplied by the applicable early retirement factor in the table, below:


                            Early Retirement Factors



            Age When     Early          Age When     Early
            Benefits   Retirement       Benefits   Retirement
             Start       Factor          Start       Factor

              55         .500              60         .750

              56         .550              61         .800

              57         .600              62         .850

              58         .650              63         .900

              59         .700              64         .950



         4.4 Vesting. Notwithstanding any other provision of the Plan, if a Participant in the Plan terminates employment with TBC and its subsidiaries for any reason before the January 1 following the year in which he is credited with at least 5 Years of Service, the Participant shall forfeit his entire Supplemental Benefit under the Plan.


   ARTICLE V - FORM AND TIME OF SUPPLEMENTAL BENEFIT PAYMENT


         5.1 Form of Supplemental Benefit Payment. Unless an alternative form of payment is selected by the Participant pursuant to Section 5.3, the Actuarial Equivalent of the Participant's Supplemental Benefit will be paid in the form of a "ten year certain annuity". A "ten year certain annuity" is an annuity which is payable in equal monthly payments over the lifetime of the Participant and, if the Participant dies before the expiration of the ten year period, which continues payments to the Participant's designated beneficiary during the remainder of the specified period certain.

         5.2 Timing of Supplemental Benefit Payment. Unless an election is made by the Participant pursuant to Section 5.4, the Supplemental Benefit shall commence to be paid within 90 days after the date on which the Participant ceases employment with TBC and its subsidiaries or, if later, the first day of the month following the Participant's 55th birthday.

         5.3 Alternative Manner of Benefit Payment. In lieu of the form of payment described in Section 5.1, the Participant may elect to receive the Actuarial Equivalent of his Supplemental Benefit in a lump-sum payment or in any form of annuity which is commercially available at the time.








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         5.4   Alternative Timing of Benefit Payment.  A Participant may
   elect to delay payment of his Supplemental Benefit to a date which is later than the date described in Section 5.2.

         5.5 Restrictions on Election under Section 5.3 or 5.4. To be effective, an election pursuant to Section 5.3 or 5.4 must be made at least 24 months prior to the date on which the Participant terminates employment with TBC and its subsidiaries. An election may be revised, but such revision must be made at least 24 months prior to the date on which the Participant terminates employment with TBC and its subsidiaries. Also, the Participant may request that the Committee, in its absolute discretion, waive the 24-month requirement described in this Section.

         5.6 Payment to Incapacitated Persons. Notwithstanding any other provision of the Plan, if the Committee determines that a Participant or other person entitled to a Supplemental Benefit under the Plan is physically, mentally or legally incapacitated and unable to manage his financial affairs, the Committee may, until claim is made by a conservator or other person legally charged with the care of his person or of his estate, make payment for the individual's benefit to one or more persons or institutions which, in the Committee's judgment, are maintaining or have custody of the person entitled to payment from the Plan. Any payment made in accordance with this Section shall fully acquit and discharge the Committee, TBC and its subsidiaries from all further liability on account thereof.

         5.7 Non-Transferability. The interests of Participants and other persons in a Supplemental Benefit under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

         5.8 Death. If the Participant terminates employment with TBC and its subsidiaries due to his death and the Participant would not have forfeited his entire Supplemental Benefit in accordance with Section 4.4 had he terminated employment with TBC immediately prior to his death, the Participant's Supplemental Benefit (the amount of which is determined by assuming that the Participant had terminated employment on the day before his death) will be paid to the Participant's designated beneficiary or estate, if applicable, in a single, lump-sum payment within 90 days after the Participant's death.

         5.9 Beneficiary. The Participant shall file with TBC a notice in writing designating one or more beneficiaries to whom payments are to be made upon the Participant's death. The Participant shall have the right to change the beneficiary or beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by TBC. In the event the Participant fails to deliver such a written designation of beneficiary, then any such payments shall be made to the Participant's estate.

   ARTICLE VI - FINANCING PLAN BENEFITS

         The Plan shall be unfunded, and all Supplemental Benefit payments shall be made from the general assets of TBC or its subsidiaries, as applicable.



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   ARTICLE VII - AMENDMENT AND TERMINATION

         While the Committee expects and intends to continue the Plan, it must necessarily reserve, and reserves, the right to amend the Plan from time to time and to terminate the Plan in its entirety. Notwithstanding the foregoing, in no event will any amendment to, or the termination of, the Plan reduce the amount of the Supplemental Benefit that a Participant would have received had he terminated his employment with TBC and its subsidiaries on the date of the amendment.












































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